FIRST AMENDMENT to the FUND ACCOUNTING SERVICING AGREEMENT

    THIS FIRST AMENDMENTS, is made and entered into as of the 25th day of August, 2020, by and between CONCORDE FUNDS, INC., a Texas corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC d/b/a/ U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Company and Fund Services have previously entered into a certain Fund Accounting Servicing Agreement, dated as of July 1, 2016 (the "Agreement"); and

WHEREAS, the parties desire to amend the fee schedule of the Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.Effective August 1, 2020, Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year last written below.

Concorde Funds, Inc.	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Gregory Wood	By: _/s/ Anita Zagrodnik 9/2/2020_______
Printed Name: Gregory Wood	Printed Name: Anita Zagrodnik
Title: VP	Title: Senior Vice President

Exhibit A
to the
Fund Accounting Servicing Agreement - Concorde Funds, Inc.

Fund Names

Name of Series
Concorde Wealth Management Fund

A-1

Exhibit B to the Fund Accounting Servicing Agreement - Concorde Funds, Inc.
Fund Accounting Services Fee Schedule at August 2020
Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*
$[…] Base fee on the first $[…]
1 basis points on the balance

•Additional fee of $[…] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
•$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
•$[…] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
•$[…] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
•$[…] – Interest Rate Swaps, Foreign Currency Swaps
•$[…] – Bank Loans
•$[…] – Swaptions
•$[…] – Intraday money market funds pricing, up to 3 times per day
•$[…] – Credit Default Swaps
•$[…] per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action Services
•$[…] per Foreign Equity Security per Month
•$[…] per Domestic Equity Security per Month
•$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
B-1